Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER OF 2026

BILOXI, MS (July 22, 2026) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the second quarter ending June 30, 2026.

Second Quarter Earnings

Net income for the second quarter of 2026 decreased $345,000 to $897,000 compared to net income of $1,242,000 for the second quarter of 2025. The earnings per weighted average common share for the second quarter of 2026 were $0.19 compared to earnings per weighted average common share of $0.27 for the second quarter of 2025. Per share figures are based on weighted average common shares outstanding of 4,617,466 for the second quarters of 2026 and 2025, respectively.

The decrease in net income for the second quarter of 2026 was primarily due to a decrease in net interest income of $553,000 to $4,919,000 for the second quarter of 2026 compared with $5,472,000 for the second quarter of 2025.  Total interest income decreased by $527,000 to $6,937,000 for the second quarter of 2026 as compared with $7,464,000 for the second quarter of 2025 due to lower interest income on securities and overnight federal funds. Total interest expense increased by $26,000 to $2,018,000 for the second quarter of 2026 as compared with $1,992,000 for the second quarter of 2025 due to higher interest rates paid on borrowings.

Net income for the first six months of 2026 decreased $209,000 to $2,343,000 compared to net income of $2,552,000 for the first six months of 2025. The earnings per weighted average common share for the first six months of 2026 were $0.51 compared to earnings per weighted average common share of $0.55 for the first six months of 2025. Per share figures are based on weighted average common shares outstanding of 4,617,466 for the first six months of 2026 and 2025, respectively.  The income tax expense decreased $101,000 to $519,000 for the first six months of 2026 as compared with $620,000 for the first six months of 2025.  The decrease was due to lower pre-tax income in 2026 compared to 2025.

Return on average assets for the second quarter ended June 30, 2026, decreased 0.01% to 0.63% compared to 0.64% for the second quarter ended June 30, 2025.  The Company’s efficiency ratio increased 2% to 80% for the second quarter ended June 30, 2026, compared to 78% for the second quarter ended June 30, 2025.

Asset Quality

“The Bank’s leadership remains committed to maintaining high-quality assets. We are closely monitoring economic conditions and staying vigilant for any potential changes in interest rates,” said Chevis C. Swetman, Chairman and Chief Executive Officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $1,043,000 from $100,667,000 at December 31, 2025, to $101,710,000 at June 30, 2026.  The improvement in shareholders’ equity was partially due to the six-month earnings of $2,343,000 through June 30, 2026.  Also, the Company has paid dividends of $831,000 to shareholders of record since December 31, 2025.  The Company also experienced an increase of $469,000 in unrealized losses on securities in 2026.  The Company reported $29,398,000 and $28,929,000 in unrealized losses on the available for sale securities portfolio as of June 30, 2026, and December 31, 2025, respectively. These unrealized losses are presented in accumulated other comprehensive income for the respective periods. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities. The unrealized losses are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so; therefore, the Company does not foresee a sale of any affected securities that would cause the realization of these losses by the Company as part of net income in the near future.

The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 15.22% as of June 30, 2026.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured. The Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As of June 30, 2026, total deposits have increased $5,348,000 to $609,777,000 from $604,429,000 as of December 31, 2025.  This is mainly due to an influx of public fund tax deposits during the first and last quarters of 2026 and 2025 that are then allocated by the public accountholders throughout the year.

About the Company

Founded in 1896, with $771 million in total assets as of June 30, 2026, The Peoples Bank operates 18 bank facilities along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission (“SEC”), www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,” which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectations expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net interest income	$4,919	$5,472	$10,686	$11,140
Reduction for credit losses	(6)	—	(14)	(5)
Non-interest income	1,887	1,777	3,668	3,480
Non-interest expense	5,798	5,762	11,506	11,453
Income tax (benefit) expense	117	245	519	620
Net income	897	1,242	2,343	2,552
Earnings per share	$0.19	$0.27	$0.51	$0.55

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Allowance for credit losses on loans, beginning of period	$3,100	$2,969	$2,939	$2,982
Recoveries	30	42	248	82
Charge-offs	(30)	(48)	(87)	(101)
Provision for (reduction of ) loan losses	—	3	—	3
Allowance for credit losses on loans, end of period	$3,100	$2,966	$3,100	$2,966

PERFORMANCE RATIOS

June 30,	2026	2025
Return on average assets	0.63%	0.64%
Return on average equity	4.67%	5.52%
Net interest margin	3.00%	3.02%
Efficiency ratio	80%	78%

BALANCE SHEET SUMMARY

June 30,	2026	2025
Total assets	$771,025	$761,340
Securities	414,407	437,829
Loans, net	274,062	245,332
Other real estate (ORE)	—	—
Total deposits	609,777	644,311
Shareholders’ equity	101,710	96,510
Book value per share	22.03	20.90
Weighted average shares	4,617,466	4,617,466

PERIOD END DATA

June 30,	2026	2025
Allowance for credit losses on loans as a
percentage of loans	1.12%	1.19%
Loans past due 90 days and
still accruing	$—	$10
Nonaccrual loans	$486	$600
Leverage ratio	15.22%	13.97%